EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 10, 2005

ECC CAPITAL CORPORATION REPORTS THIRD QUARTER 2005 NET INCOME

IRVINE, CA, November 10, 2005 – ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgages, today announced financial results for the third quarter ended September 30, 2005.

Financial and Operational Highlights

•	Third quarter net income of $24.4 million or $0.24 per diluted share

•	Loan production in the third quarter totaled $4.41 billion, a 61.6% increase compared to the third quarter of 2004 and a 39.5% increase over the second quarter of 2005

•	Invested loan portfolio grew to $3.7 billion and total mortgage assets grew to $7.5 billion

•	Successfully completed third securitization in August 2005 with $1 billion in assets and today closed fourth securitization with $1 billion in assets

•	Improved third quarter cost to originate to 2.22%, a 20 basis point reduction compared to last quarter

“During the quarter we were able to remain on track with our production growth despite an increasing interest rate environment,” noted Shabi Asghar, President and Co-Chief Executive Officer of ECC Capital. “While the upward trend in rates has put pressure on our margins, our interest rate hedges have offset some of this impact.”

Financial Results

ECC Capital reported net profit for the three months ended September 30, 2005 of $24.4 million, or $0.24 per diluted share. For the nine months ended September 30, 2005, ECC Capital is reporting a loss of $12.2 million, or $0.15 per diluted share. The core net loss for the three and nine months ended September 30, 2005 was $7.2 million and $33.4 million, respectively, and $0.07 per diluted share and $0.40 per diluted share, respectively. A reconciliation of net loss reported under generally accepted accounting principles (GAAP) to core results is presented with this press release.

ECC Capital’s core pretax loss for the third quarter, which exclude the effects of hedging gains and losses, increased slightly when measured against restated second quarter results but were impacted by the adverse effects of a number of factors1. The core pretax loss was $20.3 million for the third quarter as compared to $19.3 million for the restated second quarter. Third quarter results were impacted by the following:

•	ECC Capital recorded a specific provision for estimated losses arising from Hurricane Katrina totaling $8.8 million. Of this amount $6.2 million was recorded as an allowance for loan losses against the held-for-investment loan portfolio and $2.6 million was recorded as a lower of cost or market adjustment against the held-for-sale loan portfolio. ECC Capital holds approximately $21.2 million in loans secured by homes in FEMA-identified affected zip codes. ECC Capital is continuing to analyze its exposure to potential losses as a result of recent natural disasters and the amount of losses ultimately realized may differ from amounts recorded in the third quarter.

•	During the third quarter, ECC Capital recorded a valuation allowance of $16.9 million against its held-for-sale inventory to reduce balances to the lower of cost or market (LOCOM). Some portion of this LOCOM valuation allowance is offset by realized and unrealized gains on derivatives used by ECC Capital to hedge its held-for-sale inventory and expected loan fundings. The realized and unrealized gain on these contracts, which totaled $19.7 million for the third quarter, is excluded from the determination of core results.

•	Offsetting these factors was a gain in the third quarter related to the settlement of litigation.

Core operating results for the third quarter reflect continued asset growth, resulting in an increase in net interest income offset by an increase in operating expenses.

As previously announced, ECC Capital will be restating second quarter 2005 results principally to revise the valuation of certain of its interest rate derivatives and to correct bonus expense and interest income. In addition, ECC Capital has changed the accounting method used to amortize deferred loan fees and costs related to its held-for-investment loan portfolio. Previously, ECC Capital amortized deferred loan fees and costs related to its held-for-investment loan portfolio over the contractual life of the individual loans using the effective yield method. Upon prepayment of any loan, the unamortized fees and costs were

[1]	We compare results of sequential quarters because ECC Capital changed its business plan to a portfolio strategy in connection with its February 2005 initial public offering. Prior year corresponding period comparisons, therefore, are not meaningful.

charged against interest income. Management believes it is preferable to amortize deferred fees and costs over the life of the held-for-investment loan portfolio using the effective yield method in a manner that anticipates prepayments as permitted by paragraph 19 of Statement of Financial Accounting Standards No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases). As required by accounting rules, ECC Capital will retrospectively apply the effects of this change to the second quarter financial statements (the impact on periods prior to the second quarter was immaterial).

The change in accounting reduced net income for the three months ended September 30, 2005 by $1.0 million or $0.01 per share and increased the loss for the nine months ended September 30, 2005 by $3.1 million or $.04 per share. The effects of the restatement and the retrospective application of the accounting change on the second quarter financial statements are presented with this press release.

A comparison of summary second and third quarter 2005 pretax operating results follows:

	Three months ended
	September 30, 2005	June 30, 2005 restated
Net interest income	$46,477	$27,825
Provision for loan losses	(12,190)	(3,510)

Net interest income after provision for losses	34,287	24,315
Gain (loss) on sale of loans	(4,276)	1,358
Residual mark-to-market	(2,551)	(594)
Derivatives unrealized and realized gains (losses)	39,560	(20,977)
Other income (expense)	5,380	—

Net revenue	72,400	4,102
Operating expenses	52,808	41,598

Income (loss) before income taxes	$19,592	$(37,496)

Net interest income increased quarter-to-quarter consistent with the increase in ECC Capital’s asset base. Third quarter production was originated at a weighted average coupon, or WAC, of 7.29% as compared to ECC Capital’s second quarter production WAC of 7.27%. At September 30, 2005, ECC Capital’s weighted average cost of borrowings was 4.39%, as compared to 3.91% at June 30, 2005. ECC Capital’s borrowing costs are indexed to LIBOR. As LIBOR increases, ECC Capital’s borrowing costs increase.

A summary of ECC Capital’s interest rate spread as of September 30, 2005 and June 30, 2005 is as follows2:

	September 30, 2005	June 30, 2005
WAC - Loans held for sale	7.38%	7.25%
Cost of funds	4.64%	4.39%

Net interest rate spread	2.74%	2.86%

WAC - Loans held for investment	7.25%	7.28%
Cost of Funds	4.14%	3.63%

Net interest rate spread	3.11%	3.65%

WAC - Total loan portfolio	7.32%	7.27%
Cost of Funds	4.39%	3.91%

Net interest rate spread	2.93%	3.36%

The decline in net interest rate spread reflects increases in LIBOR, the rate to which ECC Capital’s borrowing cost is indexed. ECC Capital hedges its exposure to the risk of changes in LIBOR using Eurodollar futures for loans held-for-sale and interest rate swaps and caps for loans held-for-investment. Increases in LIBOR, which reduce ECC Capital’s net interest rate spread on its loans, increase the value and cash flows received under these derivative interest rate agreements, offsetting, in part, the value of ECC Capital’s loans and reduction in net cash flows on its loans.

Liquidity

ECC Capital received approximately $350 million in net proceeds from its initial public offering in February 2005. The proceeds of the public offering have been used to finance the cash investment in securitizations, investments in loan inventory and to meet general working capital needs. During the first and second quarters excess cash balances were utilized to reduce balances due under warehouse lines of credit. During the third quarter, ECC Capital retained higher cash balances to provide the liquidity necessary to support growth in its loan portfolio.

As of September 30, 2005, ECC Capital had cash balances totaling $82.4 million, and approximately $20 million on margin deposit related to investments in Eurodollar futures contracts. ECC Capital has approximately $100 million invested in its portfolio of loans held-for-sale, a significant portion of which will be liquidated during the fourth quarter through loan sales, generating additional cash

[2]	WAC reflects the stated interest rate on loans and does not include the effect of amortized origination fees and costs. Cost of funds reflects the stated interest rate on the related debt and does not include payments or receipts under ECC Capital's interest rate derivatives or any amortization of bond discount or deferred issue costs.

that will be used to finance ongoing operations and loan production. An additional $100 million has been invested in its securitization trusts.

Quarterly Mortgage Loan Originations

ECC Capital previously reported loan originations for the third quarter of $4.41 billion. Wholesale versus retail production is summarized as follows (amounts in thousands):

	Three months ended
	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Wholesale	$4,186,315	$3,050,828	$2,204,497	$2,546,520	$2,726,654
Retail	221,280	109,224	43,706	17,300	1,027

Total	$4,407,595	$3,160,052	$2,248,203	$2,563,820	$2,727,681

Total mortgage loan originations were $4.41 billion in the third quarter of 2005, a 39.5% increase compared to the second quarter of 2005, and a 61.6% increase compared to the third quarter of 2004. Wholesale mortgage loan originations were $4.19 billion in the third quarter of 2005, a 37.2% increase compared to the second quarter of 2005, and a 53.6% increase compared to the third quarter of 2004. Retail mortgage loan fundings were $221 million in the third quarter of 2005, a 102.6% increase compared to the second quarter of 2005. ECC Capital began originating loans through its retail channel in the third quarter of 2004.

Operating Expenses and Cost to Originate

Operating expenses increased 26.9% in the third quarter as compared to the second quarter due to continued growth in ECC Capital’s operations which was consistent with the almost 40% increase in loan production. As a percentage of production, operating expenses declined in the three and nine months ended September 30, 2005 as compared to the three and six months ended June 30, 2005.

ECC Capital’s estimated cost to originate is summarized as follows (amounts in thousands):

	Nine months ended	Three months ended	Six months ended	Three months ended
Dollars in thousands	September 30, 2005		June 30, 2005 - restated
Total operating expenses	$126,116	$52,808	$73,309	$41,598
Deferred origination costs	76,466	33,980	42,486	24,451
Loan servicing costs	(9,562)	(3,775)	(5,787)	(3,072)

Total general and administrative costs	193,020	83,013	110,008	62,977
Premiums paid, net of fees collected	41,489	14,822	26,666	13,743

Total costs to originate	$234,509	$97,835	$136,674	$76,720

Loan originations	$9,815,850	$4,407,595	$5,414,467	$3,160,052

Total expenses	1.28%	1.20%	1.35%	1.32%
Deferred origination costs	0.78%	0.77%	0.78%	0.77%
Loan servicing costs	-0.10%	-0.09%	-0.11%	-0.10%

Total general and administrative costs	1.96%	1.88%	2.02%	1.99%
Premiums paid, net of fees collected	0.42%	0.34%	0.49%	0.43%

	2.38%	2.22%	2.51%	2.42%

Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus (i) the direct costs associated with servicing ECC Capital’s portfolio of mortgage loans and (ii) the fees paid to brokers who originated the mortgage loans (net of fees received by ECC Capital). ECC Capital’s ability to spread operating costs over a growing production base should enhance profitability making total costs to originate a useful measure of the efficiency of ECC Capital’s production operations.

Although total costs increased, third quarter cost to originate as a percentage of production continued to decline principally due to higher production as ECC Capital realized efficiencies within its production platform. Premiums paid, net of fees collected, decreased reflecting increasing retail production, on which loan origination fees are collected, and lower wholesale rebates paid to brokers.

Delinquencies and Provision for Losses

The provision for loan losses includes a $6.2 million provision related to estimated losses on loans held for investment resulting from Hurricane Katrina. The remaining increase in the loss provision reflects the continued seasoning of ECC Capital’s loan portfolio and current delinquency status. The loan portfolio is unseasoned and ECC Capital has experienced no actual losses or significant delinquencies through September 30, 2005.

At September 30, 2005, total delinquencies were less than 3% and serious delinquencies (greater than 90 days) were 0.6%. ECC Capital believes that it is probable that losses have been incurred and has estimated those losses based upon management’s experience in working with subprime portfolios and industry experience. As the portfolio seasons, ECC Capital will experience additional delinquencies and foreclosures, and will realize losses upon the liquidation of the underlying collateral. As a result, management expects that the allowance for loan losses will grow as the portfolio becomes more seasoned.

Loan Sales

Loan sales during the third quarter aggregated $1.6 billion with a weighted average price of 101.84%. Sales volume during the third quarter increased over the previous two quarters as the REIT portfolio filled and loan production increased. ECC Capital completed one securitization in the third quarter and completed another securitization today. While ECC Capital expects to complete additional securitizations in 2006 to finance its portfolio strategy, at current levels of loan production, ECC Capital expects that it will continue to sell loans to third parties. Although premiums on current secondary market pricing are less than ECC Capital’s current cost to originate, management believes this shortfall can be covered by improving operating efficiencies and with the net interest income earned while loans held-for-sale are in inventory. Management believes that ECC Capital’s hedges of its inventory and expected loan fundings would provide additional protection in the event of continued price deterioration.

The gain on sale of loans for the three months ended September 30, 2005 has been reduced by the LOCOM valuation allowance of $16.9 million and the $2.6 million provision for estimated losses on held-for-sale inventory resulting from Hurricane Katrina.

Residual Interests in Securitizations

Prepayment speeds on loan pools underlying ECC Capital’s residual interests in securitizations executed in 2003 and 2004 continued at rates higher than expected. However, the effect of higher than anticipated prepayment speeds was partially offset by continuing favorable loss experience within the related loan pools. In addition, the value of ECC Capital’s residual interests was adversely affected by increases in interest rates, which reduced projected excess cash flows to be received by ECC Capital. ECC Capital recorded a mark-to-market loss of approximately $2.6 million on its residuals after the accrual of approximately $860,000 in interest income, resulting in a net loss in the third quarter on the residual interests of approximately $1.7 million.

Derivatives

Increasing interest rates increased the value of ECC Capital’s interest rate derivatives resulting in derivative gains during the three months ended September 30, 2005.

ECC Capital’s derivatives are designed to hedge the risk of an increase in its LIBOR-based funding costs. For financial reporting purposes, the derivatives are marked-to-market and changes in the fair value of the derivatives are recorded through the statement of operations. However, the assets and liabilities producing the hedged cash flows are not all reported at fair value and the offsetting effect of changes in cash flows from those assets and liabilities from changes in interest rates is not fully reflected in the statement of operations. A small change in interest rates has a significant impact on the value of ECC Capital’s derivatives.

Distributions

As previously announced on September 26, 2005, ECC Capital’s board of directors declared a third quarter cash dividend of $0.18 per share. The dividend was paid on October 24, 2005 to stockholders of record on October 10, 2005.

Any future distributions ECC Capital makes will be at the discretion of its board of directors and will depend upon, among other things, results of operations.

Conference Call

ECC Capital will hold a conference call on Thursday, November 10, 2005 at 5:00 p.m. Eastern Time to discuss its third quarter 2005 results. The conference call may be accessed by dialing 800-240-4186 (domestic) or 303-262-2137 (international). The conference call also will be webcast live on the Internet at www.ecccapital.com. Interested participants should go to ECC Capital’s website at least 15 minutes prior to the start of the call to download any necessary software. An audio replay of the conference call will be available after the call through Friday, November 18, 2005 by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The replay passcode is 11042395. An audio replay of the webcast will be available on ECC Capital’s website for twelve months.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Through its wholesale and retail subsidiaries, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital’s principal business objective is to generate net income for distribution to its stockholders from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition, (vi) ECC Capital’s ability to implement successfully its growth strategy, (vii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (viii) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, and (ix) other factors and risks discussed in ECC Capital’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on April 8, 2005. You should also be aware that, except as otherwise specified, all information in this news release is as of November 10, 2005. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

ECC Capital Corporation

Reconciliation of GAAP Net Loss to Core Net Loss

ECC Capital reports core financial results, including core net loss and core loss per share (diluted), which are non-GAAP financial measures. Core results exclude realized and unrealized gains and losses on ECC Capital’s derivative instruments and residual interests in securitizations. ECC Capital does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the gains and losses on the derivative instruments are recorded through the statement of operations, even though the cash flows the derivatives are economically hedging will not be received until some time in the future. In addition, ECC Capital accounts for the majority of its investment in residual interests in securitizations as a trading asset and the unrealized gains and losses on the residual interests accounted for in this manner are recorded through the income statement. By excluding from net income/loss the effects of unrealized gains and losses on derivative instruments and residual interests, management believes that core results can provide a useful measure of ECC Capital’s operating performance because core results highlight that portion of its reported earnings that is more likely to be ongoing in nature.

The following is a reconciliation of core net loss to net loss or income reported in accordance with accounting principles generally accepted in the United States (dollars in thousands, except share and per share data):

	Nine months ended	Three months ended	Six months ended	Three months ended
Dollars in thousands	September 30, 2005		June 30, 2005 - restated
Net income (loss)	$(12,217)	$24,445	$(36,663)	$(33,965)
Tax benefit	14,715	4,853	9,862	3,531

Net income (loss) before tax benefit	(26,932)	19,592	(46,525)	(37,496)

Residual mark-to-market	7,546	2,551	4,995	594
Unrealized derivative (gains) losses	(33,289)	(35,624)	2,336	12,349
Realized derivative (gains) losses	(2,788)	(6,787)	3,999	5,269

Total adjustments	(28,531)	(39,860)	11,330	18,212

Core loss before tax benefit	(55,463)	(20,268)	(35,195)	(19,284)
Tax benefit	22,045	13,031	9,014	1,305

Core net loss	(33,418)	(7,237)	(26,181)	(17,979)

Core loss per share - basic	$(0.40)	$(0.07)	$(0.33)	$(0.19)
Core loss per share - diluted	$(0.40)	$(0.07)	$(0.33)	$(0.19)

ECC Capital Corporation

Condensed Consolidated Balance Sheet

(unaudited)

Dollars in thousands	September 30, 2005	Restated June 30, 2005
Cash	$82,442	$25,239
Other receivables	32,583	10,171
Residual interests	14,443	14,834
Derivatives-securitizations	31,230	(505)
Loans held for sale	3,811,818	1,922,322
Loans held for investment	3,703,632	3,114,399
Allowance for loan losses	(18,200)	(6,010)

Total loans receivable	7,497,250	5,030,711

Accrued interest receivable	42,834	27,889
Deferred tax asset	39,634	31,916
Prepaid and other assets	73,451	56,157

Total assets	$7,813,867	$5,196,412

Warehouse payable	$3,723,029	$1,872,686
Long-term debt	3,651,489	2,909,292
Accounts payable and accrued liabilities	78,904	69,610

Total liabilities	7,453,422	4,851,588
Shareholders’ equity	360,445	344,824

Total liabilities and equity	$7,813,867	$5,196,412

ECC Capital Corporation

Condensed Consolidated Statement of Operations

(amounts in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)
Revenue
Interest income	$114,153	$14,397	$201,081	$36,448
Interest expense	(67,676)	(6,580)	(114,612)	(18,563)

Net interest income	46,477	7,817	86,469	17,885
Provision for loan losses - Loans held for investment	12,190	—	18,200	—

Net interest income, after provision for loan losses	34,287	7,817	68,269	17,885
Gain / (loss) on sale of loans, net	(6,827)	55,712	(3,940)	121,326
Other income	5,380	—	5,380	—
Other income / (expense) - derivatives	39,560	(7,648)	29,475	(8,563)

Total revenue	72,400	55,881	99,184	130,648

Expenses
Salaries and related expenses	26,426	14,997	61,406	36,396
Occupancy expense	2,822	1,459	6,846	3,845
Operating expenses	20,048	22,037	48,556	38,753
Professional fees	3,512	1,439	9,308	4,776

Total expenses	52,808	39,932	126,116	83,770

Earnings / (loss) before income taxes	19,592	15,949	(26,932)	46,878
Provision / (benefit) for income taxes	(4,853)	7,488	(14,715)	19,735

NET INCOME / (LOSS)	$24,445	$8,461	$(12,217)	$27,143

Net income / (loss) per share of common stock
Basic	$0.25	$0.34	$(0.15)	$1.06
Diluted	$0.24	$0.20	$(0.15)	$0.62

ECC Capital Corporation

Reconciliation of Previously Reported Amounts to Restated

and Retrospectively Adjusted Amounts at June 30, 2005

	Three months ended June 30, 2005			Six months ended June 30, 2005
Dollars in thousands	As previously reported	As restated	As adjusted for accounting change	As previously reported	As restated	As adjusted for accounting change
Interest income	$65,329	$63,602	$61,457	$90,800	$89,073	$86,928
Other income/(expense) - derivatives	(29,264)	(20,977)	(20,977)	(18,372)	(10,085)	(10,085)
Total revenues	(314)	6,246	6,246	22,369	28,929	28,929
Salaries and related expenses	19,145	19,857	19,857	34,269	34,981	34,981
Tax provision	2,519	3,531	3,531	8,850	9,862	9,862
Net income (loss)	(38,680)	(31,820)	(33,965)	(41,378)	(34,518)	(36,663)
Net loss per share - basic and diluted	$(0.40)	$(0.33)	$(0.35)	$(0.52)	$(0.43)	$(0.46)